Exhibit (a)(1)(I)


================================================================================




                              AMENDED AND RESTATED
                    OFFER TO PURCHASE, DATED JANUARY 21, 2005




                           OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SERIES A PREFERRED SHARES

                                       of

                           LASALLE RE HOLDINGS LIMITED

                                       at

                               $1.17 NET PER SHARE

                                       by

                           LASALLE COVER COMPANY, LLC



                   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
           AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FEBRUARY 18, 2005
                          UNLESS THE OFFER IS EXTENDED.



     YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY BEFORE DECIDING WHETHER
      TO TENDER YOUR SHARES. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS
     TRANSACTION, PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE CONTAINED IN THIS
      DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THIS OFFER IS SUBJECT TO CERTAIN CONDITIONS.
      SEE "The Tender Offer - Certain Conditions to the Offer" ON PAGE 23.



                                January 21, 2005


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

                                TABLE OF CONTENTS

                                                                                                 Page No.
                                                                                                 --------

Summary Term Sheet......................................................................................1

Questions and Answers About the Offer...................................................................3

Introduction............................................................................................8

The Tender Offer........................................................................................8

       1.     Terms of the Offer; Expiration Date.......................................................8

       2.     Acceptance for Payment and Payment.......................................................10

       3.     Procedures for Accepting the Offer and Tendering Shares..................................11

       4.     Withdrawal Rights........................................................................14

       5.     Certain Information Concerning the Company...............................................15

       6.     Description of Series A Preferred Shares; Dividends; Price Range of the Shares...........17

       7.     Background of the Offer..................................................................18

       8.     Certain Information Concerning LLC.......................................................20

       9.     Certain U.S. Federal Income Tax Consequences.............................................21

       10.    Effect of the Offer on the Market for the Shares; Exchange Act Registration..............22

       11.    Source and Amount of Funds...............................................................23

       12.    Certain Conditions to the Offer..........................................................23

       13.    Certain Legal Matters; Required Regulatory Approvals.....................................24

       14.    Dividends and Distributions..............................................................25

       15.    Certain Fees and Expenses................................................................25

       16.    Miscellaneous............................................................................26

Exhibit A - Order of the Bermuda Supreme Court........................................................A-1

                                      (i)

SUMMARY TERM SHEET

         This summary highlights important information from this Offer to Purchase, but is intended to be an overview only. We urge you to read carefully all of the provisions of this Offer to Purchase and the related Letter of Transmittal. We have included section references to direct you to a more complete description of the topics contained in this summary.

         LaSalle Cover Company, LLC, a Delaware limited liability company ("LCC"), is offering to purchase all outstanding Series A Preferred Shares ("Shares") of LaSalle Re Holdings Limited, a Bermuda company (the "Company"), on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). See "The Tender Offer - Terms of the Offer; Expiration Date" on page 8.

         The tender price is $1.17 per Share in cash, without interest thereon (the "Offer Price"). LCC has been advised that the Share record books have been closed and that it may not be able to effect transfers of record ownership into its name of Shares tendered to it by a record owner. If that is the case, LCC will pay the Offer Price to a record owner upon irrevocable assignment to LCC of all rights to distributions that the record owner may receive with respect to the tendered Shares ("Assignment"). LCC will pay brokers and dealers $0.15 per validly tendered Share and Assignment for their efforts in locating owners, other than brokers and dealers, of Shares and arranging for such owners to tender their Shares and deliver Assignments. See "The Tender Offer - Terms of the Offer; Expiration Date" on page 8 and "The Tender Offer - Certain Legal Matters; Required Regulatory Approvals" on page 24.

         Certain principals of LCC now own 131,759 Shares representing 4.39% of the outstanding Shares. They will not tender their Shares. See "The Tender Offer
- Background of the Offer" on page 18.

         The Offer is not conditioned on LCC obtaining any financing. See "The Tender Offer - Source and Amount of Funds" on page 23.

         Shareholders who sell their Shares or deliver Assignments in the Offer will receive cash for their Shares and Assignments promptly after the expiration of the Offer and the expiration of all withdrawal rights. Shareholders who do not sell their Shares or deliver Assignments in the Offer will continue to hold their Shares and will remain entitled to liquidation payments from the Company if and when any such amounts may ever be distributed, and accrued dividends, if any may ever be paid. On liquidation of the Company and assuming adequate funds are available, each Share is entitled to a liquidation preference of $25 plus accrued and unpaid dividends (which amounted to $4.92 per Share as of December
2004) to the date of liquidation. The Company has stated, in its last filing with the Securities and Exchange Commission ("SEC") on Form 10-Q for the quarter ended June 30, 2003, which was filed at the time of its bankruptcy filing, that "it is unlikely that any of the holders of the Shares will receive any return on their investment in the near term, if at all." On January 19, 2005, John M. Wardrop of KPMG LLP in the United Kingdom and Michael W. Morrison of KPMG in Bermuda, who were appointed as Joint Provisional Liquidators ("JPLs") of the Company by the Supreme Court of Bermuda, filed a Schedule 14D-9 with the SEC on behalf of the Company in which they stated that although the JPLs have no information to cause them to disagree with that statement made by the Company, the JPLs have not conducted an analysis to determine if that statement remains accurate. See "The Tender Offer - Certain Information Concerning the Company" at page 15 and "The Tender Offer - Description of Series A Preferred Shares; Dividends; Price Range of the Shares" at page 17.

         QUESTIONS AND ANSWERS ABOUT THE OFFER

The following are some of the questions that you, as a holder of Shares, may have and our answers to those questions.

Who Is Offering to Buy My Shares?

         LCC is offering to buy all of the Company's 3,000,000 outstanding Shares; however, principals of LCC who own Shares will not tender them. LCC is a limited liability company formed for the purpose of making the Offer. LCC's members are Costa Brava Partnership III, LP and White Bay Capital Management LLC. The general partner of Costa Brava Partnership III, LP is Roark, Rearden & Hamot LLC. Seth W. Hamot is the sole member and manager of Roark Rearden & Hamot LLC and Andrew R. Siegel is the sole member and manager of White Bay Capital Management LLC. Accordingly, Costa Brava Partnership III, LP, White Bay Capital Management LLC, Roark Rearden & Hamot LLC, Seth W. Hamot and Andrew R. Siegel also may be deemed to be making the Offer. See "The Tender Offer - Certain Information Concerning LCC" on page 20.

How Much Is LCC Offering to Pay and What Is the Form of Payment?

         LCC is offering to pay $1.17 per Share, net to you in cash, without interest for each validly tendered and accepted Share or each delivered Assignment with respect to any validly tendered and accepted Share. The Offer Price constitutes a substantial premium above the publicly quoted prices for the Shares since the Shares were delisted from trading on the New York Stock Exchange on March 25, 2003 and since the Company's Chapter 11 Bankruptcy filing on August 23, 2003 through December 22, 2004, the day prior to the date of the public announcement of the Offer. Although the Shares are entitled, on liquidation of the Company and assuming adequate funds are available, to a liquidation preference of $25 per share plus accrued and unpaid dividends (which amounted to $4.92 per Share as of December 2004), to the date of liquidation, there can be no assurances that the holders of Shares will receive any return on their investment in the future. The Company stated, in its last filing with the SEC on Form 10-Q for the quarter ended June 30, 2003, which was at the time of its bankruptcy filing, that "it is unlikely that any of the holders of the Shares will receive any return on their investment in the near term, if at all." On January 19, 2005, the JPLs filed a Schedule 14D-9 with the SEC on behalf of the Company in which they stated that although the JPLs have no information to cause them to disagree with that statement made by the Company, the JPLs have not conducted an analysis to determine if that statement remains accurate. If you are the record owner of your Shares and you deliver an Assignment to LCC in the Offer, you will not have to pay brokerage fees or similar expenses to the Information Agent or the Depositary. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you an administrative fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

         LCC will pay brokers and dealers $0.15 per validly tendered Share and Assignment for their efforts in locating owners, other than brokers and dealers, of Shares and arranging for such owners to tender their Shares and deliver Assignments. Additionally, LCC will pay all fees and expenses of Georgeson Shareholder Communications, Inc., its information agent ("Information Agent"), and Computershare Trust Company of New York, its depositary ("Depositary"). See "Introduction" on page 8 and "The Tender Offer - Acceptance for Payment and Payment" on page 10.

What is the Market Value of My Shares as of a Recent Date?

         On December 22, 2004, the day prior to the date of the public announcement of the Offer, the quoted bid price for the Shares, as reported by www.pinksheets.com in over-the-counter trading, was

$0.25 per share. You are advised to obtain a recent quotation for the Shares in deciding whether to tender your Shares. See "The Tender Offer - Description of Series A Preferred Shares; Dividends; Price Range of the Shares" on page 17.



What is the Purpose of the Offer?

         The purpose of the Offer is for LCC to acquire all of the outstanding Shares that it or its principals do not already own and to provide you with value and liquidity for your Shares at a price that is substantially above market prices posted since the Shares were delisted from trading on the New York Stock Exchange on March 25, 2003 and since the Company's Chapter 11 filing on August 23, 2003, through December 22, 2004, the day prior to the date of the public announcement of the Offer. (The Chapter 11 bankruptcy case was dismissed by order of the United States Bankruptcy Court for the District of Delaware ("Bankruptcy Court") on November 2, 2004, although a petition to wind up the Company was filed in the Supreme Court of Bermuda on August 22, 2003 and is still pending in the Supreme Court of Bermuda.) The holders of Shares, including both LCC with regard to tendered Shares and the holders of Shares that are not tendered in the Offer, will retain the right to receive liquidation distributions, if the Company makes any such distributions in the future. The Shares are entitled to a liquidation preference of $25 per share plus accrued and unpaid dividends (which amounted to $4.92 per Share as of December 2004) to the date of liquidation, assuming adequate funds are available. However, there is no assurance that the holders of Shares will ever receive any liquidation distribution. The Company has stated, in its last filing with the SEC on Form 10-Q for the quarter ended June 30, 2003, which was filed at the time of its bankruptcy filing, that "it is unlikely that any of the holders of the Shares will receive any return on their investment in the near term, if at all." By making the Offer, LCC is speculating on the uncertainty of receiving a liquidating distribution in the future that may be above the Offer Price in an amount that will compensate LCC for the stated financial risk that it is assuming from you. By tendering your Shares you will receive an immediate and certain payment of $1.17 per validly tendered Share and you will eliminate the risk of not receiving any, or a lesser, return on your Shares; but you will forego the possibility of receiving a liquidating distribution in the future, if any is paid, that may be above the Offer Price. On January 19, 2005, the JPLs filed a Schedule 14D-9 with the SEC on behalf of the Company in which they stated that although the JPLs have no information to cause them to disagree with the statement made by the Company in its Form 10-Q for the quarter ended June 30, 2003, the JPLs have not conducted an analysis to determine if that statement remains accurate.

         The Offer is not part of an effort to acquire the Company or any of its affiliates or subsidiaries and neither LCC nor any of its affiliates presently has the intention to acquire in the future either the Company or any of its affiliates or subsidiaries. The Offer will have no impact on the Company's shares of common stock all of which are owned by Trenwick Group Limited ("TGL"), the Company's parent. See "The Tender Offer - Certain Information Concerning the Company" on page 15 and "The Tender Offer - Background of the Offer" on page 18.

What are the Material Conditions to the Offer?

         The Offer is subject to the satisfaction of all conditions precedent to the consummation of the purchase of the Shares and Assignments, or waiver by LCC of those conditions precedent that have not been satisfied. See "The Tender Offer - Terms of the Offer; Expiration Date" on page 8 and The Tender Offer - Certain Conditions to the Offer" on page 23.

How Was the Offer Price Determined?

         LCC determined the Offer Price after it reviewed various factors affecting market value, including primarily the market prices of the Shares since the Shares were delisted from trading on the New York Stock Exchange on March 25, 2003 and since the Company's' Chapter 11 Bankruptcy Filing on August 23, 2003. The Offer Price represents a substantial premium over the market prices during these periods and over the market price on December 22, 2004, the last day prior to the date of the public announcement of the Offer. The Company has not yet expressed any opinion about the Offer Price and there has not been any independent determination about the fairness of the Offer. You should use your own judgment when determining whether acceptance of the Offer is in your best interest. See "The Tender Offer - Description of Series A; Preferred Shares; Dividends; Price Range of the Shares" on page 17.

Does LCC Have the Financial Resources to Make Payment of the Offer Price?

         LCC estimates that it will need approximately $4,170,000 to purchase all of the Shares, and Assignments with respect thereto, and to pay all of its expenses involved in the Offer. LCC intends to pay the purchase price for the Shares and its expenses of the Offer using its cash, which is in the process of transfer from Costa Brava Partnership III, LP, one of its members. See "The Tender Offer - Source and Amount of Funds" on page 23.

Is LCC's Financial Condition Relevant to My Decision to Tender in the Offer?

         No. LCC's financial condition is not relevant to your decision whether to tender in the Offer because the form of payment consists solely of cash, the Offer is not subject to any financing condition and the Offer is being made for all of the outstanding Shares. See "The Tender Offer - Source and Amount of Funds" on page 23.

How Long Do I Have to Decide Whether to Tender in the Offer?

         You will have until 12:00 midnight, New York City time, on February 18, 2005 ("Expiration Date"), to decide whether to tender your Shares in the Offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, if you can fulfill the conditions which are described later in the Offer. See "The Tender Offer - Terms of the Offer; Expiration Date" on page 8 and "The Tender Offer - Procedures for Accepting the Offer and Tendering Shares" on page 11.

Can the Offer Be Extended and Under What Circumstances?

         LCC reserves the right to extend the Offer in its sole discretion. If LCC extends the expiration time of the Offer, you will be able to tender your Shares until 12:00 midnight, New York City time, on the new expiration date. See "The Tender Offer - Terms of the Offer; Expiration Date" on page 8.

Can the Offer be Amended and Under What Circumstances?

         Subject to the provisions of applicable law, LCC reserves the right to amend the Offer in its sole discretion. See "The Tender Offer - Terms of the Offer; Expiration Date" on page 8.

How Will I Be Notified if the Offer is Amended or Extended?

         LCC will announce any amendment of the Offer by making a public announcement. If the Offer is extended, LCC will make a public announcement of the extension by issuing a release to the Dow

Jones News Service, not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. LCC also will disseminate any public announcement promptly to you in a manner reasonably designed to inform you of the amendment or extension, as applicable. See "The Tender Offer - Terms of the Offer; Expiration Date" on page 8.

Will there be a Subsequent Offering Period?

         LCC may elect to provide a "subsequent offering period" for the Offer. At present, LCC does not intend to provide a subsequent offering period. A subsequent offering period, if one is provided, will be an additional period of time, between three and 20 business days in length following the expiration of the Offer and the purchase of Shares by LCC in the Offer, during which shareholders may tender Shares not tendered in the Offer, and receive $1.17 per Share, or any higher price paid in the Offer. During any subsequent offering period, tendering shareholders will not have withdrawal rights and LCC will promptly buy and pay for any Shares tendered at the same price paid in the Offer. LCC does not currently intend to extend the offering period, although it reserves the right to do so. See "The Tender Offer - Terms of the Offer; Expiration Date" on page 8.

How Do I Tender My Shares?

         If your Shares are held in street name (that is, through a broker, dealer or other nominee), your Shares can be tendered by your nominee through The Depository Trust Company. Otherwise, to tender your Shares, you must deliver the certificates evidencing your record ownership of Shares, together with a completed Letter of Transmittal (which contains a form of Assignment), to the Depositary, at its address set forth on the back cover of this Offer to Purchase, not later than the time that the Offer expires. If you are unable to deliver everything that is required to the Depositary by the expiration of the Offer, you may obtain extra time to do so by having a broker, bank or other nominee who is a member of the Securities Transfer Agent Medallion Program or other eligible institution ("Eligible Institution") guarantee that the missing items will be received by the Depositary within three trading days (i.e. days that the National Association of Securities Dealers Automatic Quotation Systems, Inc. is open for business) from the date of execution of the Notice of Guaranteed Delivery (as defined below). However, the Depositary must receive the missing items within that three-day trading period or your Shares will not be validly tendered. See "The Tender Offer - Procedures for Accepting the Offer and Tendering Shares" on page 11.

Do I Need to Tender All of My Shares if I Only Want to Tender a Portion of My Shares?

         No. You can tender as many or as few of your Shares as you determine, subject to LCC's right to reject invalidly tendered Shares. See "The Tender Offer - Procedures for Accepting the Offer and Tendering Shares" on page 11.

Until What Time Can I Withdraw Previously Tendered Shares?

         You can withdraw previously tendered Shares at any time until the date that the Offer expires. In addition, if LCC has not agreed to accept your Shares for payment by February 18, 2005, you can withdraw your Shares at any time after such time until LCC accepts your Shares by making payment to you. See "The Tender Offer - Terms of the Offer; Expiration Date" on page 8 and "The Tender Offer - Withdrawal Rights" on page 14.

How Do I Withdraw Previously Tendered Shares?

         To withdraw your tendered Shares from the Offer, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the Shares. See "The Tender Offer - Withdrawal Rights" on page 14.

If I Decide Not to Tender, How Will the Offer Affect My Shares?

         Shareholders who do not sell their Shares in the Offer will continue to hold them and will remain entitled to liquidation payments from the Company if and when any such amounts are distributed, and accrued dividends, if any are paid. The Company has stated in its last filing with the SEC on Form 10-Q, for the quarter ended June 30, 2003, which was at the time of its bankruptcy filing, that "it is unlikely that any of the holders of the Shares will receive any return on their investment in the near term, if at all." On January 19, 2005, the JPLs filed a Schedule 14D-9 with the SEC on behalf of the Company in which they stated that although the JPLs have no information to cause them to disagree with that statement made by the Company, the JPLs have not conducted an analysis to determine if that statement remains accurate. See "The Tender Offer - Terms of the Offer; Expiration Date" on page 8.

Does the Tender Offer provide any Benefit to the Company?

         No. The Offer merely effects transfer of Shares from one owner to another. See "The Tender Offer - Certain Information Concerning the Company" on page 15.

What are the Federal Income Tax Consequences of Tendering my Shares?

         The following summary is subject to certain limitations and qualifications that are described below in "The Tender Offer - Certain U.S. Federal Income Tax Consequences" on page 19. Sale of Shares or delivery of an Assignment pursuant to the Offer will be a taxable transaction for federal income tax purposes. If you sell Shares or deliver an Assignment pursuant to the Offer, you will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and your adjusted tax basis for the underlying Shares. You are urged to consult with your own tax advisors regarding the character of such gain or loss and other tax consequences of tendering your Shares or an Assignment in the Offer. See "The Tender Offer - Certain U.S. Federal Income Tax Consequences" on page 21.

Who Can I Talk To if I Have Questions about the Tender Offer?

         You can call Georgeson Shareholder Communications, Inc. at (212) 440-9800 (banks and brokers call collect) or (866) 295-8105 (call toll free). Georgeson Shareholder Communications, Inc. is acting as the Information Agent for the Offer. See the back cover of this Offer to Purchase.

                                    IMPORTANT

         If you wish to tender all or any part of your Shares before the Offer expires, you must:

                  if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Shares for you; or

                  if your Shares are registered in your name, follow the instructions described in "The Tender Offer - Procedures for Accepting the Offer and Tendering Shares" on page 11 carefully, including completing a Letter of Transmittal in accordance with the instructions and delivering it, along with your Share certificates and any other required items, to the Depositary.

         If you want to tender your Shares and the certificates for your Shares are not immediately available, or cannot be delivered to the Depositary, or you cannot comply with the procedure for book-entry transfer or other required documents cannot be delivered to the Depositary, prior to expiration of the Offer, then you must tender the Shares pursuant to the guaranteed delivery procedure set forth in "The Tender Offer - Procedures for Accepting the Offer and Tendering Shares" on page 11.

         If your Shares are registered in your name, properly to tender your Shares, you also must validly and fully complete the Letter of Transmittal.

         If you have questions, need assistance or require additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery, you should contact Georgeson Shareholder Communications, Inc., as Information Agent for the Offer, at its address and telephone numbers set forth on the back cover of this Offer to Purchase.

         WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER, OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY LCC OR ANY OF ITS AFFILIATES.

INTRODUCTION

         LCC hereby offers to buy all of the outstanding Shares not owned by its principals at the Offer Price, on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"); however, principals of LCC who own Shares will not tender them.

         The Offer is not subject to any financing condition. See "The Tender Offer - Source and Amount of Funds" on page 23.

         Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares or Assignments by LCC pursuant to the Offer. However, a tendering shareholder may be subject to a required backup federal income tax withholding at a statutory established rate (28%) unless such shareholder, in accordance with United States Treasury Regulations (i) delivers a properly executed Form W-8BEN, W-8ECI, W-8EXP or W-8IMY (with applicable attachments), as appropriate, or (ii) properly provides such shareholder's taxpayer identification number on a properly executed Form W-9 (included in the Letter of Transmittal). Shareholders who tender their Shares through a broker or other nominee may be charged an administrative fee by such broker or other nominee. LCC will pay brokers and dealers $0.15 per validly tendered Share and Assignment for their efforts in locating owners, other than brokers and dealers, of the Shares and arranging for such owners to tender their Shares and deliver Assignments, and will pay all charges and expenses of the Depositary and the Information Agent incurred in connection with the Offer. See "The Tender Offer - Certain Fees and Expenses" on page 25.

         This Offer to Purchase and the Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER

1.       Terms of the Offer; Expiration Date

         On the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), LCC will accept for payment and thereby buy all Shares and accept delivery of all Assignments that have been validly tendered and not withdrawn (as set forth under "The Tender Offer - Withdrawal Rights") on or before 12:00 midnight New York City time, on February 18, 2005, the Expiration Date, unless and until LCC, in its sole discretion, shall have extended the time period during which the Offer is open, in which event the term "Expiration Date" shall mean the date and time at which the Offer, as so extended by LCC, shall expire.

         LCC may waive any or all of the conditions to its obligation to purchase Shares or accept Assignments pursuant to the Offer. If, by the initial Expiration Date or any subsequent Expiration Date, any or all of the conditions to the Offer have not been satisfied or waived, LCC may elect to (i) terminate the Offer and return all tendered Shares and delivered Assignments to tendering shareholders, (ii) waive all of the unsatisfied conditions that are waivable and, subject to any required extension, buy all Shares validly tendered, and Assignments validly delivered, by the Expiration Date and not properly withdrawn or (iii) extend the Offer and, subject to the right of tendering shareholders to withdraw their tendered Shares or delivered Assignments until the new Expiration Date, retain the Shares that have been tendered, and Assignments that have been delivered, until the expiration of the Offer as extended.

         Subject to the applicable regulations of the SEC, LCC also expressly reserves the right, in its sole discretion, at any time or from time to time, to
(i) delay acceptance for payment of or, regardless of whether such Shares or Assignments were theretofore accepted for payment, payment for any Shares and

Assignments pending receipt of any court sanction or regulatory or governmental approval specified in "The Tender Offer - Certain Conditions to the Offer" (ii) terminate the Offer (whether or not any Shares or Assignments have theretofore been accepted for payment) if any of the conditions referred to in `The Tender Offer - Certain Conditions to the Offer" has not been satisfied or upon the occurrence of any of the events specified in "The Tender Offer - Certain Conditions to the Offer", (iii) regardless of whether or not any of the conditions has been satisfied or any of the events shall have occurred, elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended ("Exchange Act") and (iv) waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. LCC acknowledges (i) that Rule 14e-1(c) under the Exchange Act requires LCC to pay the consideration offered or return the Shares tendered, and Assignments delivered, promptly after the termination or withdrawal of the Offer and (ii) that LCC may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the preceding sentence), any Shares or Assignments upon the occurrence of any of the conditions specified in `The Tender Offer - Certain Conditions to the Offer" without extending the time period during which the Offer is open. See "The Tender Offer - Certain Conditions to the Offer."

         Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement, and such announcement, in the case of an extension, will be made not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which LCC may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), LCC shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

         If LCC makes a material change in the terms of the Offer, LCC will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in the Offer Price or a change in any dealer's soliciting fee, will depend on the facts and circumstances, including the materiality of the changes. With respect to a change in the Offer Price or a change in any dealer's soliciting fee, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination to shareholders. Accordingly, if prior to the Expiration Date, LCC increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to holders of Shares, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

         Pursuant to Rule 14d-11 under the Exchange Act, LCC may elect to make available a "subsequent offering period" by extending the Offer for a period of from three to 20 business days following the Expiration Date. A subsequent offering period would be an additional period of time following the expiration of the Offer and the purchase of Shares and Assignments in the Offer, during which shareholders may tender Shares not tendered, and deliver Assignments not delivered, in the Offer. A subsequent offering period, if one is provided, is not an extension of the Offer, which already will have been completed. A subsequent offering period may be provided regardless of whether the conditions or the events set forth in "The Tender Offer - Certain Conditions to the Offer" have occurred. LCC currently does not intend to provide for a subsequent offering period.

         During a subsequent offering period, if any, tendering shareholders will not have withdrawal rights, and LCC will promptly purchase and pay for any Shares validly tendered and Assignments validly delivered at the same price paid in the Offer. Rule 14d-11 under the Exchange Act provides that LCC may provide a subsequent offering period so long as, among other things (i) the initial 20 business day period of the Offer has expired, (ii) LCC offers the same form and amount of consideration for Shares in the subsequent offering period as in the initial offer, (iii) LCC accepts and promptly pays for all Shares tendered, and all Assignments delivered, during the Offer, (iv) LCC announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the subsequent offering period and (v) LCC immediately accepts and promptly pays for Shares as they are tendered, and Assignments as they are delivered, during the subsequent offering period.

         Shareholders who do not sell their Shares in the Offer will continue to hold them and will remain entitled to liquidation payments from the Company, if and when any such amounts are distributed, and accrued dividends, if any are paid. On liquidation of the Company and assuming adequate funds are available, the Shares are entitled to a liquidation preference of $25 per share plus accrued and unpaid dividends (which amounted to $4.92 per Share as of December
2004) to the date of liquidation. The Company has stated in its last filing with the SEC on Form 10-Q, for the quarter ended June 30, 2003, which was filed at the time of its bankruptcy filing, that "it is unlikely that any of the holders of the Shares will receive any return on their investment in the near term, if at all." On January 19, 2005, the JPLs filed a Schedule 14D-9 with the SEC on behalf of the Company in which they stated that although the JPLs have no information to cause them to disagree with that statement made by the Company, the JPLs have not conducted an analysis to determine if that statement remains accurate.

         LCC has requested the Company's shareholder list and security position listings for the purpose of disseminating the Offer to shareholders, but has not yet received a list of shareholders of record. The Offer and the related Letter of Transmittal will be mailed to record holders of Shares, if known to LCC, and will be furnished to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares. Additionally, LCC will make summary advertisement of the Offer in Investor's Business Daily(R) on January 21, 2005.

2.       Acceptance for Payment and Payment

         On the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer, as so extended or amended), LCC will buy, by accepting for payment, and will pay for, all Shares validly tendered and not withdrawn (as set forth under "The Tender Offer - Withdrawal Rights") on or before the Expiration Date promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of conditions to the Offer set forth in "The Tender Offer - Certain Conditions to the Offer." In addition, subject to applicable rules of the SEC, LCC expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory or governmental approvals of the nature specified in "The Tender Offer - Certain Conditions to the Offer."

         In all cases, payment for Shares bought pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares and the related Assignments or timely confirmation (a "Book Entry Confirmation") of the book entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book Entry Transfer Facility"), pursuant to the procedures set forth in "The Tender Offer - Procedures for Accepting the Offer and Tendering Shares", (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book entry transfer and (iii) all other documents required by the Letter of Transmittal.

         The term "Agent's Message" means a message, transmitted by the Book Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book Entry Confirmation, which states that the Book Entry Transfer Facility has received an express acknowledgment from the participant in the Book Entry Transfer Facility tendering the Shares that are the subject of the Book Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that LCC may enforce such agreement against such participant.

         For purposes of the Offer, LCC will be deemed to have accepted for payment, and thereby bought, Shares validly tendered, and Assignments delivered, and not withdrawn, if and when LCC gives oral or written notice to the Depositary of its acceptance of such Shares and Assignments for payment pursuant to the Offer. In all cases, on the terms and subject to the conditions of the Offer, payment for Shares and Assignments purchased pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from LCC and transmitting payment to validly tendering shareholders. Under no circumstances will LCC pay interest on the purchase price for Shares and Assignments by reason of any delay by the Depositary in making such payment.

         If any tendered Shares or delivered Assignments are not bought pursuant to the Offer for any reason, or if a shareholder surrenders certificates evidencing a greater number of Shares than the shareholder wishes to tender, certificates representing unpurchased Shares and Assignments will be returned, without expense, to the tendering shareholder (or, in the case of Shares delivered by book entry transfer into the Depositary's account at the Book Entry Transfer Facility pursuant to the procedures set forth in "The Tender Offer - Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained within such Book Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

3.       Procedures for Accepting the Offer and Tendering Shares

Valid Tender of Shares

         Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, an Agent's Message in connection with a book entry delivery of the Shares or the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, and all other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, and either
(i) such Shares must be tendered pursuant to the procedure for book entry transfer set forth below and a Book Entry Confirmation must be received by the Depositary or certificates representing tendered Shares and the related Assignments must be received by the Depositary, in each case on or prior to the Expiration Date or (ii) the guaranteed delivery procedures set forth below must be complied with.

         A shareholder who holds Shares through a broker, bank or other nominee is urged to consult with such nominee to determine whether administrative transaction costs are applicable if the shareholder tenders Shares through such nominee and not directly to the Depositary.

         The method of delivery of certificates representing tendered Shares, the Letter of Transmittal and all other required documents is at the option and sole risk of the tendering shareholder, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

         A Shareholder can tender as many or as few of his Shares as he determines, subject to LCC's right to accept or reject tendered Shares as provided in this Offer.

Book-Entry Transfer

         The Depositary will make a request to establish an account with respect to the Shares at the Book Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book Entry Transfer Facility may make book entry delivery of Shares by causing the Book Entry Transfer Facility to transfer the Shares into the Depositary's account at the Book Entry Transfer Facility in accordance with the Book Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book entry transfer into the Depositary's account at the Book Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book entry transfer, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

         Delivery of documents to the Book Entry Transfer Facility in accordance with the Book Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

Signature Guarantees

         No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by a registered holder, who is a participant in the Book Entry Transfer Facility's systems (whose name appears on a security position listing as the owner of the Shares), of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of an Eligible Institution. In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

Guaranteed Delivery

         If a shareholder desires to tender Shares pursuant to the Offer and (i) the tendering shareholder's certificates for Shares are not immediately available, or (ii) the procedures for book entry transfer cannot be completed on a timely basis, or (iii) time will not permit all required documents to reach the Depositary prior to the Expiration Date, then such shareholder's tender may be effected if all of the following conditions are met:

         (i)      such tender is made by or through an Eligible Institution;

         (ii) a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by LCC ("Notice of Guaranteed Delivery"), is received by the Depositary, as provided below, on or prior to the Expiration Date; and

         (iii) in the case of a book entry transfer, an Agent's Message, and otherwise, the certificates for (or a Book Entry Confirmation with respect to) the Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, and any other required documents, are received by the Depositary within three business days after the date of execution of such Notice of Guaranteed Delivery.

         The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

         Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for, or of Book Entry Confirmation with respect to, such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book entry transfer, an Agent's Message) and
(iii) all other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering shareholders at the same time, and will depend on when certificates representing, or Book Entry Confirmations of, such Shares are received into the Depositary's account at a Book Entry Transfer Facility.

Backup Federal Tax Withholding

         Under the U.S. backup federal income tax withholding rules applicable to certain shareholders other than certain exempt shareholders, including, among others, all corporations and certain foreign entities and individuals, the Depositary will be required to withhold any payments made to those shareholders pursuant to the Offer at a statutory established rate (28%). To prevent backup federal income tax withholding on payments with respect to the purchase price of Shares purchased pursuant to the Offer, a tendering shareholder may certify to the Depositary that such shareholder is not subject to backup federal income tax withholding by properly providing the Depositary with (i) a properly executed Form W-8BEN, W-8ECI, W-8EXP or W-8IMY (with applicable attachments) as appropriate or (ii) such shareholder's taxpayer identification number on a properly executed Form W-9 (included in the Letter of Transmittal). See Instruction 8 of the Letter of Transmittal.

Appointment as Attorney-in-Fact and Proxy

         Subject to applicable law, by executing the Letter of Transmittal, a tendering shareholder irrevocably appoints designees of LCC, and each of them, as such shareholder's attorneys in fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment and paid for by LCC and with respect to all other Shares and other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, LCC pays for such Shares by depositing the purchase price therefor with the Depositary. Upon such payment, all prior powers of attorney and proxies given by such shareholder with respect to such Shares, and such other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by such shareholder (and, if given, will not be deemed effective). The Depositary or other designees of LCC will, with respect to the Shares for which such appointment is effective, be empowered to exercise all voting and other rights of the tendering shareholder as they in their sole discretion may deem proper, at any annual or special meeting of the Company's shareholders or any adjournment or postponement thereof.

Assignment of Proceeds

         Subject to applicable law, by executing the Letter of Transmittal, a tendering record owner of Shares irrevocably assigns to LCC all right, title and interest to any liquidating distribution or other payment that may ever be paid with respect to all Shares tendered by such shareholder and accepted for payment and paid for by LCC and with respect to all securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. Accordingly, even if record ownership of such Shares cannot be transferred to LCC under applicable Bermuda law, LCC shall have all rights to all proceeds receivable with respect to such Shares and the tendering Shareholder will not retain any of such rights. Such assignment will be effective when, and only to the extent that, LCC pays for such Shares by depositing the purchase price therefor with the Depositary.

Determination of Validity

         LCC, in its sole discretion, will determine all questions as to the form of documents and validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and delivery of Assignments, and its determination shall be final and binding on all parties. LCC reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of its counsel, be unlawful. LCC also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders.

         Interpretation by LCC of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on the holders of tendered Shares. No tender of Shares, or delivery of Assignments, will be deemed to have been validly made until all defects and irregularities with respect to such tender, or delivery, have been cured or waived. Neither LCC, nor any of its affiliates or assigns, if any, the Depositary, the Information Agent nor any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

         Acceptance by LCC of Shares tendered, and Assignments delivered, for payment pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and LCC on the terms and subject to the conditions of the Offer.

4.       Withdrawal Rights

         Except as otherwise provided in this section, tenders of Shares, and delivery of Assignments, made pursuant to the Offer are irrevocable. Shares tendered, and Assignments delivered, pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after February 18, 2005 (or such later date as may apply if the Offer is extended).

         If, for any reason whatsoever, acceptance for payment of any Shares tendered, or Assignments delivered, pursuant to the Offer is delayed, or LCC is unable to accept for payment or pay for Shares tendered, or Assignments delivered, pursuant to the Offer, then, without prejudice to LCC's rights set forth herein, the Depositary may, nevertheless, on LCC's behalf, retain tendered Shares and delivered Assignments and such Shares and Assignments may not be withdrawn, except to the extent that the tendering shareholder is entitled to, and duly exercises, withdrawal rights as described in this section. Any such delay will be by an extension of the Offer, to the extent required by law.

         To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to

Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book entry transfer as set forth in "The Tender Offer - Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the Book Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book Entry Transfer Facility's procedures.

         Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be re-tendered at any subsequent time before the Expiration Date by following any of the procedures described in "The Tender Offer - Procedures for Accepting the Offer and Tendering Shares."

         LCC, in its sole discretion, will determine all questions as to the form and validity (including time of receipt) of notices of withdrawal, and its determination shall be final and binding. Neither LCC or any of its affiliates or assigns, if any, the Depositary, the Information Agent nor any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.       Certain Information Concerning the Company

         THE INFORMATION CONCERNING THE COMPANY CONTAINED IN THIS OFFER TO PURCHASE HAS BEEN TAKEN FROM OR BASED ON PUBLICLY AVAILABLE DOCUMENTS AND RECORDS ON FILE WITH THE SEC AND OTHER PUBLIC SOURCES AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE THERETO. NONE OF LCC OR ANY OF ITS AFFILIATES, THE INFORMATION AGENT OR THE DEPOSITARY CAN TAKE RESPONSIBILITY FOR THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED IN SUCH DOCUMENTS AND RECORDS OR FOR ANY FAILURE BY THE COMPANY TO DISCLOSE EVENTS WHICH MAY HAVE OCCURRED OR MAY AFFECT THE SIGNIFICANCE OR ACCURACY OF ANY SUCH INFORMATION WHICH ARE UNKNOWN TO LCC OR ANY OF ITS AFFILIATES, THE INFORMATION AGENT OR THE DEPOSITARY.

         The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file periodical reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. According to the Company's Forms 8-K filed with the SEC on October 16, 2003 and subsequently, during the period that the Company remained under the supervision of the Bankruptcy Court, in lieu of filing quarterly reports on Form 10-Q and annual reports for Form 10-K, the Company would file on Form 8-K its monthly operating reports as filed with, and in the format prescribed by, the Bankruptcy Court. As of January 19, 2005, the Company' most recent Current Report on Form 8-K had been filed with the SEC on December 6, 2004. The information that the Company has filed with the SEC may be inspected and copied at the SEC's Public Reference Facility at Room 1024, Judiciary Plaza, 450 Fifth Street NW, Washington, DC 20549, and copies may be obtained by mail at prescribed rates from the principal office of the SEC at 450 Fifth Street NW, Washington, DC 20549, and you are urged to do so. The SEC also maintains a website at http://www.sec.gov that contains reports and other information relating to the Company which have been filed electronically via the EDGAR system.

         Information about the Company's Chapter 11 case is on file at the Bankruptcy Court. The Company's Chapter 11 case bears Case No. 03-12637, but much of the information is contained in the files of the related Chapter 11 cases of the Company's parent, TGL, that bears Case No. 03-12636 and of Trenwick America Corporation that bears Case No 03-12635. You may access information that is on file at the Bankruptcy Court electronically by using the Public Access to Court Electronic Records (PACER) system through a website at http://pacer.psc.uscourts.gov and following the instructions on that website, and you are urged to do so. In order to access the PACER site, you will have to establish a PACER account and you will be charged for information retrieved at prescribed rates.

         According to the Company's' Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, the Company is a Bermuda company that primarily acted as a multi-line reinsurance company with emphasis on property catastrophe business. All of the Company's shares of common stock are owned by TGL. On August 23, 2003, TGL and the Company filed for protection from their creditors under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware. On the same date, TGL and the Company commenced proceedings in the Supreme Court of Bermuda known under Bermuda law as a "winding up" petition, and the Supreme Court of Bermuda appointed the JPLs in respect of TGL and the Company. According to a Schedule 14D-9 filed with the SEC by the JPLs on behalf of the Company, the Company's principal executive offices are located at Crown House, 4 Par la-Ville Road, Hamilton HM 08, Bermuda (the offices of one of the JPLs), and the telephone number is (441) 295-5063. Pursuant to the order of the Supreme Court of Bermuda dated August 22, 2003, the JPLs were given certain powers to preserve the Company's assets although the respective Boards of Directors remained in control of the business and assets of the Company and TGL. The Chapter 11 cases instituted by TGL and the Company were dismissed by Order of the Bankruptcy Court dated November 2, 2004. Following an order issued by the Supreme Court of Bermuda on November 19, 2004, the Order of the Supreme Court of Bermuda, dated August 22, 2003, was amended. The effect of the amended order was that the powers of the Boards of Directors of the Company and of TGL ceased, and the JPLs assumed full control of both companies pending determination of the winding up petition. A copy of the November 19, 2004 order ("November Order") is attached to this Offer to Purchase as Exhibit A. LCC has been advised by Bermuda counsel that the order merely provides for the JPLs to ascertain, collect and maintain the Company's assets and that a further order is requisite for the winding up of the Company. LCC has further been advised by the Company's Bermuda counsel that although the hearing of the winding up petition was adjourned to March 18, 2005, it is likely that the hearing will be further adjourned and that the entry date of the winding up order might be further deferred into the future.

         The JPLs have stated, in a Schedule 14D-9 that they filed with the SEC on behalf of the Company on January 19, 2005, that they "are not charged under the November Order or otherwise under Bermuda Law with taking a position on any given third party tender offer, by the Offeror [LCC] or otherwise, for equity securities issued by the Company. In addition, the Company does not possess sufficient assets for the Joint Provisional Liquidators to fund an adequate investigation of the financial underpinnings of, or rationale for, the Offer. Given those constraints, although the Joint Provisional Liquidators have no information to cause them to disagree with the statement in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 that `it is unlikely that any of the holders of (Shares) will receive any return on their investment in the near term, if at all,' the Joint Provisional Liquidators have not conducted an analysis to determine if that statement remains accurate."

         The Offer merely effects transfer of the Shares from one owner to another and will not effect a capital contribution to, capital withdrawal from or change of control of the Company.

6.       Description of Series A Preferred Shares; Dividends; Price Range of the
Shares

         The Company has outstanding 3,000,000 Shares. The Shares are entitled to a liquidation preference of $25 per share plus accrued and unpaid dividends to the date of liquidation, assuming adequate funds are available. Dividends on the Shares are cumulative at 8.75% of the $25 per share liquidation preference per annum. The Company suspended the payment of dividends on the Shares effective November 29, 2002 and stated, in its Form 10-K for the year ended December 31, 2002 and in its Form 10-Q for the quarter ended June 30, 2003, that it will continue to be unable to pay dividends for the foreseeable future. As at December 2004, accrued dividends amounted to $4.92 per Share. The Company has stated in its last filing with the SEC on Form 10-Q, for the quarter ended June 30, 2003, which was filed at the time of its bankruptcy filing, that "it is unlikely that any of the holders of the Shares will receive any return on their investment in the near term, if at all." On January 19, 2005, the JPLs filed a
Schedule 14D-9 with the SEC on behalf of the Company in which they stated that although the JPLs have no information to cause them to disagree with that statement made by the Company, the JPLs have not conducted an analysis to determine if that statement remains accurate.

         Except as indicated below, or except as otherwise provided from time to time by applicable law, the holders of Shares have no voting rights. Whenever, at any time or times, dividends payable on Shares are in arrears (whether or not such dividends have been earned or declared) in an amount equivalent to dividends for six full dividend periods (whether or not consecutive), then, immediately upon the happening of such event, the holders of Shares have the right (the "Special Representation Right") to elect two special representatives to the Board of Directors of the Company (the "Special Representatives") at a special general meeting of the shareholders or by a resolution in writing signed by all of the holders of the Shares. Although the Special Representatives are not directors or officers of the Company, they are entitled to receive notice of all Board meetings and to take part in such Board meetings, with the privilege of voice but not vote. However, as described in "The Tender Offer - Background of the Offer", the JPLs have not given effect to the Special Representation Right.

         The foregoing summarizes the Company's Certificate of Designation, Preferences and Rights of the Shares ("Certificate"). You should refer to the Certificate for a complete and accurate statement of its terms. A copy of the Certificate is available for examination through the SEC. The Company filed the Certificate with the SEC as an exhibit to its filing on Form S-3/A, dated March 19, 1997. See "The Tender Offer - Certain Information Concerning the Company."

         In a letter dated December 2, 2004 from Michael Morrison, one of the JPLs, to Andrew R. Siegel, a principal of LCC, Mr. Morrison stated that as a result of the dismissal of the Chapter 11 case and the extension of the JPLs' powers, the Board of the Company has ceased to have any powers relating to the Company and that those powers are now exercisable by the JPLs only, that therefore there is no longer a Board to which a Special Representative could be appointed and that further, as a result of the insolvency of the Company, the shareholders of the Company no longer have any interest in the Company or its assets to be protected by the appointment of a Special Representative to the Board, or otherwise. Mr. Morrison further stated that he therefore is unable to consent to Mr. Siegel's request for appointment of the Special Representatives to the Company's Board of Directors.

         The Shares were delisted and deregistered by the New York Stock Exchange, effective on April 30, 2003. Since March 25, 2003, the Shares have traded over-the-counter under the symbol "LSRAF".

         As of June 4, 2004, CEDE & Co., the nominee for Depository Trust Company, held 2,914,380 Shares, or 97% of the total number of outstanding Shares. Based on an estimate of the number of individual participants represented by security position listings, there were approximately 3,372 beneficial holders of Shares. Certain principals of LCC now own 131,751 Shares representing 4.39% of the issued Shares. See "The Tender Offer - Background of the Offer".

         The following table sets forth, for the calendar quarters indicated, the approximate high and low closing prices for the Shares on the New York Stock Exchange and in over-the-counter trading, as applicable, based on information obtained from the Bloomberg Professional(R) service, the average of the closing prices for each day during the calendar quarter indicated and the premium that the Offer Price represents over such average of the closing prices:

Fiscal Year ending December 31, 2004             High           Low        Average of    Offer Price as a
------------------------------------             ----           ---         Closing        Premium over
                                                                            Prices          the Average
                                                                            ------          -----------
Fourth Quarter (through December 22, 2004)      $ 0.30        $ 0.08        $ 0.13              800%
Third Quarter                                   $ 0.27        $ 0.09        $ 0.12              875%
Second Quarter                                  $ 0.51        $ 0.10        $ 0.18              550%
First Quarter                                   $ 0.25        $ 0.06        $ 0.11              963%

Fiscal Year ending December 31, 2003
------------------------------------

Fourth Quarter                                  $ 0.45        $ 0.05        $ 0.15              680%
Third Quarter                                   $ 0.96        $ 0.20        $ 0.38              207%
Second Quarter                                  $ 0.80        $ 0.26        $ 0.54              116%
First Quarter                                   $ 2.63        $ 0.50        $ 1.38               --

Fiscal Year ending December 31, 2002
------------------------------------

Fourth Quarter                                  $19.60        $ 2.02        $ 9.37               --
Third Quarter                                   $21.25        $13.15        $18.56               --
Second Quarter                                  $24.60        $21.40        $23.38               --
First Quarter                                   $25.00        $21.70        $23.44               --

         On December 22, 2004, the last day prior to the public announcement of the Offer, the closing quoted bid for the Shares in over-the counter trading, as reported by www.pinksheets.com, was $0.25 per share. Shareholders are urged to obtain a current market quotation for the Shares.

7.       Background of the Offer

         Certain principals of LCC are long-term holders of Shares. The principals are seeking to increase their investment position in the Shares through the Offer rather than attempting open-market purchases, due to the very limited trading volume since the Company filed its Chapter 11 Bankruptcy petition. By making the Offer, LCC is speculating on the uncertainty of receiving a liquidating distribution in the future that may be above the Offer Price in an amount that will compensate LCC for the stated financial risk that it is assuming from a tendering shareholder. A tendering shareholder will receive an immediate and certain payment of $1.17 per validly tendered Share and eliminate the risk of not receiving any, or a lesser, return on his or her Shares but will forego the possibility of receiving a liquidating distribution in the future, if any is paid, that may be above the Offer Price.

         As at January 21, 2005, the shareholdings in the Company by LCC and its principals consist of 80,651 Shares owned by Costa Brava Partnership III, LP and 51,100 Shares owned by Andrew R. Siegel. See "The Tender Offer - Certain Information Concerning LLC".

         During the period within 60 days preceding the date of commencement of the Offer, the only Shares purchased by LCC or any of its affiliates were Shares purchased by Costa Brava Partnership III, LP in the over-the-counter market. The following table sets forth each date of purchase, the number of Shares purchased and the purchase price.

             Date Purchased           Price Paid       Number of Shares
             --------------           ----------       ----------------

           December 1, 2004             $0.163               5,000

           December 2, 2004             $0.176              14,120

           December 6, 2004             $0.181               5,000

           December 7, 2004             $0.233                 254

           December 8, 2004             $0.240              35,000

           December 10, 2004            $0.261               4,500

           December 14, 2004            $0.250                 600

           December 20, 2004            $0.170                 200

           December 21, 2004            $0.250               7,325

           December 22, 2004            $0.250               8,652

As a result of such purchases, on the date of the Offer, LCC and its affiliates own 131,751 Shares.

         Costa Brava Partnership III, LP also owns 20,000 shares of common stock of TGL that it acquired on January 10, 2005. According to information published by TGL, these shares constitute 0.05% of TGL's outstanding shares.

         Though not related to the Offer, in a letter to W. Marston Becker, Acting Chief Executive Officer of the Company, dated January 13, 2004, Mr. Siegel sought to exercise the Special Representation Right and nominated Richard Lehmann as a Special Representative. Carey D. Schreiber, Esq. of Dewey Ballentine LLP, New York City, counsel to the Company, replied to Mr. Siegel on behalf of the Company, by letter dated February 25, 2004 and asserted that the automatic stay provisions contained in Section 362(a) of the Bankruptcy Code stayed any right to nominate and elect Special Representatives to the Board of Directors of the Company. In a letter to Mr. Morrison, dated October 4, 2004, Mr. Siegel urged Mr. Morison, as JPL of TGL, to defend a claim brought by its subsidiary, Trenwick Barbados, on the grounds that failure to defend against the claim would reduce the Company's ability to recover amounts owed to it by TGL and that defense against the claim was necessary in order to preserve the value of the Company's estate in its bankruptcy proceedings. In a letter to Mr. Morrison, dated November 5, 2004, Mr. Siegel once again requested that the JPLs honor the Special Representation Right afforded to holders of the Shares. Mr. Morrison initially responded informally to Mr. Siegel via the JPL's counsel, Jim Millar, Esq. of Paul Weiss Rifkind Wharton and Garrison LLP, New York City. In various telephone conversations between Mr. Siegel and Mr. Millar in November 2004, Mr. Millar stated that Mr. Morrison would respond formally and directly to Mr. Siegel's request. Also, during these telephone conversations, Mr. Siegel inquired into the JPLs' willingness to discuss the potential sale of the stock of LaSalle Re Ltd. (a subsidiary of the Company). In a letter dated December 2, 2004, Mr. Morrison wrote Mr. Siegel and advised that he was unable to consent to Mr. Siegel's request for exercise of the Special Representation Right. Mr. Morrison also said that he understood that Mr. Siegel and some other investors may have an interest in buying LaSalle Re Ltd. and that he would be receptive to discussing the matter with Mr. Siegel on behalf of the JPLs. He requested that Mr. Siegel contact Mr. Millar in this respect and said that Mr. Millar would arrange a mutually convenient date and time for a conference call. No price was discussed or other information exchanged, and there was no further communication until January 12, 2005 when Mr. Millar telephoned LCC's counsel, Donald N. Gellert, Esq. of Otterbourg, Steindler, Houston & Rosen, P.C., New York City, to request a conversation among the JPLs, LCC and their respective attorneys with regard to this Offer to Purchase. On January 18, 2005, in a conversation among the JPLs, Mr. Hamot and Mr. Siegel of LCC and the respective New York and Bermuda attorneys for the JPLs and for LCC, the JPLs and their attorneys emphasized that the November 19, 2004 order of the Supreme Court of Bermuda merely provides for the JPLs to ascertain, collect and maintain the Company's assets, that a further order is requisite for the winding up of the Company, that such winding up order will not be entered prior to March 18, 2005 and that the entry date of the winding up order might be further deferred into the future. During the January 18, 2005 conversation, Mr. Millar also indicated, if effecting deregistration did not strain the limited resources available to the JPLs, that the Company may file with the SEC to deregister the Shares under the Exchange Act. See "The Tender Offer - Effect of the Offer on the Market for the Shares; Exchange Act Registration".

         After the completion of the Offer, LCC may communicate with the JPLs in regard to matters pertaining to the assets of the Company, is liabilities and when such liabilities may be liquidated or satisfied.

         Except as set forth in this Offer to Purchase (including as described above), neither LCC nor, to LCC's knowledge, any of LCC's affiliates, directors or executive officers or any person controlling LCC is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to, or in connection with, the Offer with respect to any securities of the Company (including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint venture, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations). Except as described in the Offer, no contracts or negotiations concerning a merger, consolidation, a tender offer for or other acquisition of any securities of the Company, an election of directors of the Company, or a sale or other transfer of a material amount of assets of the Company, has been entered into or has occurred between the Company or any of its affiliates and LCC or any of its affiliates.

         Statements LCC may publish, including those in this Offer to Purchase, that are not strictly historical, may be deemed to be "forward-looking" statements. Although LCC believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be realized. Forward-looking statements involve known or unknown risks which may cause developments to differ materially from those expected. Factors that could cause results and developments to differ materially from LCC's expectations include, without limitation, federal and sate regulatory developments and litigation.

8.       Certain Information Concerning LCC

         LCC is a Delaware limited liability company with its address at 68 Harvard Street, Brookline, Massachusetts 02445. Its telephone number is (617) 264-2844. Its member are Costa Brava Partnership III, LP, a Delaware limited partnership and White Bay Capital Management LLC, a Delaware limited liability company. The general partner of Costa Brava Partnership III, LP is Roark, Rearden & Hamot LLC, a Delaware limited liability company whose sole member and manager is Seth W. Hamot. Andrew R. Siegel is the sole member and manager of White Bay Capital Management LLC. The address of Costa Brava Partnership III, LP, Roark Rearden & Hamot, LLC and Seth W. Hamot are 68 Harvard Street, Brookline, Massachusetts 02445 and their telephone number is (617) 264-2844. The address of White Bay Capital Management LLC and Andrew R. Siegel is 100 Park Avenue, 16th Floor, New York, New York 10017 and their telephone number is (917) 517-7650.

         Mr. Hamot is, and for the past five years has been, manager of Roark, Rearden & Hamot LLC, 68 Harvard Street, Brookline, Massachusetts 02445, an investment management firm.

         Mr. Siegel has been manager of White Bay Capital Management LLC since January, 2004. From 2003 until January, 2004, he was employed as an associate of DebtTraders, Inc. 25 West 45th Street, New York, New York 10036, dealers in distressed debt. Previously, Mr. Siegel was an investment banker with Deutsche Bank Securities, New York City, from 2001 until 2003 and with Lehman Brothers, Inc., New York City, from 1999 until 2001.

         Neither Mr. Hamot nor Mr. Siegel has, during the past five years, been convicted in a criminal proceeding nor has he been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining him from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

9.       Certain U.S. Federal Income Tax Consequences

         The following description summarizes the material United States federal income tax consequences of the Offer to the holders of Shares accepting the Offer. It is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations under the Code, and court and administrative rulings and decisions in effect on the date of the Offer, all of which are subject to change, possibly retroactively. Any change could affect the continuing validity of the tax consequences described in this Offer to Purchase. LCC has not requested and will not request an advance ruling from the Internal Revenue Service, nor will it be securing any tax opinions, as to the tax consequences of the Offer. This description is not binding on the Internal Revenue Service, and there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described below.

         The description applies only to holders of Shares who are U.S. persons. For purposes of this description, the term "U.S. person" means: (i) an individual who is a U.S. citizen or a U.S. resident alien, (ii) a corporation created or organized under the laws of the United States or any State, (iii) any partnership but only to the extent of the distributive shares of the partnership's partners that are U.S. persons, (iv) a trust where (a) a U.S. court is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. persons have the authority to control all substantive decisions of the trust, or (v) an estate that is subject to U.S. tax on its worldwide income from all sources.

         This description is not a comprehensive description of all the tax consequences that may be relevant to a U.S. person. It does not address whether any gain recognized on a sale of Shares pursuant to the Offer will qualify for capital gain treatment. Further, it assumes the Offer is completed as described in this Offer to Purchase and that all conditions to closing the Offer as set forth in this Offer to Purchase are satisfied without waiver. No attempt has been made to address all United States federal income tax consequences that may be relevant to a particular holder of Shares in light of the shareholder's individual circumstances or to holders of Shares who are subject to special treatment under the United States federal income tax law (including, for example, banks, insurance companies and financial institutions, tax-exempt organizations, mutual funds, persons that have a functional currency other than the U.S. dollar, investors in pass-through entities, traders in securities who elect to apply a mark-to-market method of accounting, dealers in securities or foreign currencies, holders of Shares who are not U.S. persons and holders of Shares as part of a hedge, straddle, constructive sale or conversion transaction).

         This description does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction, and it does not address any federal tax consequences other than United States federal income tax consequences. It does not address the tax consequences of any transaction other than the Offer. Accordingly, each holder of Shares is strongly urged to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences of the Offer to the shareholder.

         Sale of Shares, or of an Assignment, pursuant to the Offer, will be a taxable transaction for federal income tax purposes. A shareholder who accepts the Offer will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (except any cash received that is deemed to be interest for federal income tax purposes) and such shareholder's adjusted tax basis for the underlying Shares. Shareholders are urged to consult their own tax advisors to determine whether any gain so recognized will qualify for capital gain treatment. Any loss so recognized will be capital loss, provided that the Shares are held as capital assets, and any such capital loss will be long term if, as of the date of sale, the Shares were held for more than one year or will be short term if, as of such date, the Shares were held for one year or less. Any cash received that is deemed to be interest for United States federal income tax purposes will be taxed as ordinary income. A holder of Shares may be required to recognize gain or loss in the year the Offer closes irrespective of whether he actually receives payment for his Shares, or Assignment, in that year. Shareholders of the Company should consult with their tax advisors regarding the deductibility of any loss realized in the Offer.

         LCC's tax counsel has orally advised that the consummation of the Offer should not have any adverse tax consequences to the Company and that, in addition, the consummation of the Offer should not have any adverse tax consequences to shareholders who do not tender their Shares provided that such shareholders do not own (and are not considered as owning under the rules of section 958(a) or (b) of the Code, which treat stock owned by certain related persons or stock that is subject to an option held by a shareholder as owned by such shareholder) ten percent or more of the total combined voting power of all classes of stock of the Company entitled to vote. Shareholders who are uncertain whether they could be considered as ten percent shareholders under the rules of Code section 958(a) or (b) are urged to consult with their tax advisers regarding the application of the ten percent test and the consequences of meeting it.

         THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH SHAREHOLDER IS URGED TO CONSULT SUCH SHAREHOLDER'S TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO SUCH SHAREHOLDER OF THE OFFER, INCLUDING WITH RESPECT TO FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES.

10.      Effect of the Offer on the Market for the Shares; Exchange Act
Registration

Effect of the Offer on the Market for the Shares

         The purchase of Shares pursuant to the Offer will increase the amount of LCC's beneficial ownership of the Shares. LCC may resell its Shares in the future. If LCC does not resell the Shares that it has bought in the Offer, there would be decreased liquidity in any future market for the Shares. The purchase of Shares pursuant to the Offer also can be expected to reduce the number of holders of Shares and make it more likely that registration of the Shares under the Exchange Act may be terminated.

Exchange Act Registration

         The Shares are currently registered under the Exchange Act. Registration of the Shares may be terminated upon application by the Company to the SEC as the Shares are not listed on a "national securities exchange," provided that the Shares are held by fewer than 300 record holders. As of June 4, 2004, CEDE & Co. was the record holder for 2,914,380 Shares, and an aggregate of 85,620 Shares were held by all other record holders. LCC believes that such 85,620 shares are held by less than 299 record owners. In a telephone call on January 18, 2005 among the JPLs, Mr. Hamot and Mr. Siegel of LCC and their respective attorneys, the JPLs indicated that they also believe that such 85,620 shares are held by less than 299 record owners, that they are seeking confirmation and that, if deregistration does not strain the limited resources available to them, the JPLs may seek to terminate registration of the Shares under the Exchange Act. However, if the Shares are not already held by fewer than 300 record holders, the purchase of Shares pursuant to the Offer will make it likely that the Shares will be held by fewer than 300 record holders and that registration of the Shares under the Exchange Act could be terminated. Only the Company can initiate such action and the Company may determine not to do so. Termination of registration of the Shares under the Exchange Act may cause the Shares to cease to be quoted in over-the-counter trading, would substantially reduce the information required to be furnished by the Company to its shareholders and the SEC and would make certain provisions of the Exchange Act, such as the short swing profit recovery provisions of Section 16(b) and the requirements of furnishing a proxy statement in connection with shareholders meetings pursuant to Section 14(a), and the related requirement to furnish an annual report to shareholders, no longer applicable to the Company. If the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer apply to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. Accordingly, following the Offer there may be no public market for the Shares.

11.      Source and Amount of Funds

         LCC estimates that the total amount of funds required to purchase all of the outstanding Shares and to pay all of its related fees and expenses will be approximately $4,170,000. LCC has the funds required to consummate the Offer in cash, on hand.

12.      Certain Conditions to the Offer

         Notwithstanding any other provision of the Offer, LCC shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to LCC's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares and Assignments, and may amend the Offer or terminate the Offer and not accept for payment any tendered Shares and Assignments. Notwithstanding any other provisions of the Offer, or any extension of the Offer, LCC will not be required to accept for purchase any Shares or Assignments if any of the following conditions has occurred or exists or has not been satisfied or waived before or as of the expiration of the Offer:

         (a) any governmental approval has not been obtained, which approval LCC shall, in its sole discretion, deem necessary for the consummation of the Offer as contemplated hereby (At present, LCC is not aware of any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of the Shares by LCC pursuant to the Offer as contemplated herein, other than consent of the Bermuda Monetary Authority for the transfer of the Shares under the Exchange Control Act of 1972 of Bermuda. LCC intends to apply for that consent promptly after the date of this Offer to Purchase.); See "The Tender Offer - Certain Legal Matters; Required Regulatory Approvals;"

         (b) any tender or exchange offer (other than the Offer) with respect to some or all of the outstanding Shares shall have been proposed, announced or made by any person, entity or group or a merger, acquisition or other business combination proposal for the Company shall have been proposed, announced or made by any person, entity or group;

         (c) any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the Offer which, in LLC's judgment, would reasonably be expected to impair its ability to proceed with the Offer;

         (d) any law, statute, rule or regulation shall have been adopted or enacted which, in the judgment of LCC, would reasonably be expected to impair its ability to proceed with the Offer;

         (e) a banking moratorium shall have been declared by United States federal or state authorities which, in the judgment of LCC, would reasonably be expected to impair its ability to proceed with the Offer; or

         (f) trading on the New York Stock Exchange or generally in the United States over-the-counter market shall have been suspended by order of the SEC or any other governmental authority which, in the judgment of LCC, would reasonably be expected to impair its ability to proceed with the Offer.

         The foregoing conditions are for the sole benefit of LCC and may be asserted by it, or LCC may waive such conditions, in whole or in part at any time or from time to time, before or as of the expiration of the Offer, in its sole discretion. The failure by LCC at any time to exercise any of the foregoing rights will not be deemed a waiver of any right. The waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right that may be asserted at any time and from time to time.

         A public announcement shall be made of a material change in, or waiver of, the foregoing conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

13.      Certain Legal Matters; Required Regulatory Approvals

         The prior consent of the Bermuda Monetary Authority is required under the Exchange Control Act 1972 of Bermuda for the transfer of any Shares. LCC intends to apply for that consent promptly after the date of this Offer to Purchase and understands that the consent should be provided prior to the Expiration Date. Except as otherwise set forth in the Offer, based on its review of publicly available filings by the Company with the SEC and other publicly available information regarding the Company, LCC is not aware of any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of the Shares by LCC pursuant to the Offer as contemplated herein. Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtainable without substantial conditions or that adverse consequences might not result to the Company's business. LCC's obligation to purchase and pay for Shares is subject to certain conditions, including conditions with respect to governmental actions and court approval. See "The Tender Offer - Certain Conditions to the Offer" for a description of certain conditions to the Offer, including with respect to litigation and governmental actions.

         A number of states have adopted laws and regulations which purport, to varying degrees, to apply to attempts to acquire securities of corporations which are incorporated in such states and/or which have substantial assets, security holders, principal executive offices or principal places of business therein. A number of states have adopted laws and regulations which purport, to varying degrees, to regulate the ownership and operation of insurance companies. LCC has not determined whether any of these state takeover laws and regulations or insurance laws and regulations will, by their terms, apply to the Offer, and LCC has not attempted to comply with any state takeover statute or regulation or insurance law or regulation. LCC reserves the right to challenge the applicability or validity of any state law allegedly applicable to the Offer and nothing in the Offer is intended as a waiver of that right. If it is asserted that any state takeover statute or insurance law applies to the Offer and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, LCC might be required to file certain information with, or to receive approvals from, the relevant state authorities, the Company might lose its license to conduct business in the applicable state and LCC might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer.

In such case, LCC may not be obligated to accept for purchase, or pay for, any Shares tendered or Assignments delivered. See "The Tender Offer - Certain Conditions to the Offer".

14.      Dividends and Distributions

         If, on or after the date of the Offer, the Company should (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares or (iii) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, to acquire any of the foregoing, then, subject to the matters referred to under "The Tender Offer - Certain Conditions to the Offer," LCC, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or nature of securities offered to be bought. If any such adjustments are made by LCC, LCC may be required to extend the Offer, as discussed in "The Tender Offer - Terms of the Offer; Expiration Date".

         If, on or after the date of the Offer, the Company declares or issues with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, distributable to shareholders of record on a date prior to the transfer to LCC of the Shares purchased pursuant to the Offer, then, subject to the matters referred to under "The Tender Offer - Certain Conditions to the Offer," the Offer Price and other terms of the Offer may, in LCC's sole discretion, be reduced by the amount of any such non-cash dividend, distribution or issuance to be received by the tendering shareholders and will (i) be received and held by the tendering shareholders for the account of LCC and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of LCC, accompanied by appropriate documentation of transfer or (ii) at LCC's direction, be exercised for its benefit in which case the proceeds of such exercise will promptly be remitted to it. Pending such remittances and subject to applicable law, LCC will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as LCC determines in its sole discretion; provided that if such action is considered to be a material change to the Offer, LCC may be required to extend the Offer, as discussed in "The Tender Offer - Terms of the Offer; Expiration Date".

15.      Certain Fees and Expenses

         Except as set forth below, LCC will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. LCC will pay brokers and dealers $0.15 per validly tendered Share for their efforts in locating owners, other than brokers and dealers, of Shares and arranging for such owners to tender their Shares and deliver Assignments. Brokers, dealers, commercial banks and trust companies and other nominees will, on request, be reimbursed by LCC for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

         LCC has retained Georgeson Shareholder Communications, Inc. as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile transmission, email and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the Offer to beneficial owners of Shares. LCC will pay the Information Agent customary compensation for all such services in addition to reimbursement of reasonable out-of-pocket expenses. LCC will indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws.

         In addition, LCC has retained Computershare Trust Company of New York as the Depositary in connection with the Offer. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. LCC will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary's reasonable out-of-pocket expenses and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

         LCC, will be responsible for its own expenses in connection with the Offer. The following is an estimate of expenses incurred or to be incurred by LCC in connection with the Offer.

           Filing Fees                                            $      445

           Aggregate Offer Price                                  $3,510,000(1)

           Legal Fees                                             $  150,000

           Printing, Advertising and Mailing Fees and Expenses    $   18,000

           Depositary Fees                                        $    8,000

           Information Agent Fees                                 $   30,000

           Brokers and Dealers Solicitation Fee                   $  450,000(2)

           Miscellaneous Fees and Expense                         $    3,555
                                                                  ----------

                                      TOTAL                       $4,170,000

           --------
           (1)  Assumes valid tender of all Shares.

           (2) Assumes valid tender of all Shares, that all Shares are owned by persons or entities other than brokers and dealers and that brokers and dealers are entitled to the solicitation fee for all Shares tendered.

16.      Miscellaneous

         The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not comply with the securities, blue sky or other laws of such jurisdiction. However, LCC may, in its sole discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. LCC is not aware of any jurisdiction in which the making of the Offer or the acceptance of Shares and Assignments would not comply with the laws of such jurisdiction.

         In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on LCC's behalf by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

         LCC has filed with the SEC a Tender Offer Statement on Schedule TO, as amended, together with exhibits, pursuant to Regulation M-A under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Statement, as amended, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. in the same manner as described in "The Tender Offer - Certain Information Concerning the Company" with respect to information concerning the Company.

         THIS OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES OR CONSENTS. ANY SUCH SOLICITATION WHICH LCC MIGHT MAKE, IF MADE WILL BE MADE PURSUANT TO SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

         No person has been authorized to give any information or to make any representation on behalf of LCC or any of its affiliates not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, any such information or representation must not be relied upon as having been authorized. Neither the delivery of this Offer to Purchase nor any purchase pursuant to the Offer shall, under any circumstances, create any implication that there has been no change in the affairs of LCC or the Company since the date as of which information is furnished or the date of this Offer to Purchase.

                                     LASALLE COVER COMPANY, LLC

January 21, 2005

                                                                       EXHIBIT A

                         IN THE SUPREME COURT OF BERMUDA
                             COMPANIES (WINDING-UP)
                         Case Nos.: 339 and 340 of 2003

IN THE MATTER OF TRENWICK GROUP LTD.
AND IN THE MATTER OF LASALLE RE HOLDINGS LIMITED
AND IN THE MATTER OF THE COMPANIES ACT 1981

--------------------------------------------------------------------------------

                                      ORDER

--------------------------------------------------------------------------------
UPON the joint application of Trenwick Group Ltd. and La Salle Re Holdings Limited (together `the Companies') and the Joint Provisional liquidators of the Companies (the `JPLs') by summons dated 18 November 2004.

AND UPON READING the affidavit of Stephen Ludgate sworn on 17 November 2004

AND UPON HEARING Counsel for the Companies and the JPLs

IT IS HEREBY ORDERED as follows:

1. The orders of this Honourable Court dated 22 August 2003, by which the JPLs were appointed to the Companies (`the JPL Orders'}, be and are hereby amended with effect from the date of this order as set forth in this order.

2. The powers of the Board of Directors of the Companies to continue in control of the business and assets of the Companies shall cease and the JPLs shall assume full control of the Companies.

3. All of the powers and functions of the JPLs and other provisions relating to their appointment detailed in the JPL Orders (other than paragraphs 4 and 5 of the JPL Orders which shall remain in effect) shall be replaced with the following provisions.

4. The powers of the JPIs shall not be limited, pursuant to section 170 (3) of the Companies Act 1981, by this Order.

5. For the avoidance of doubt, but without restricting the generality of paragraph 4 above, the JPIs shall be jointly and severally empowered to carry out the following functions without further order or other approval:

      5.1 to ascertain the property or assets (of whatever nature) to which the Companies are or appears to be entitled and their suits and take all steps necessary including Court actions, changing directors or commencing bankruptcy or other insolvency proceedings where appropriate to obtain possession of; collect and get in all such properly and assets and bring same under their control and further, where appropriate, bring the same into the jurisdiction of this Honourable Court and, for this purpose, to seek the assistance of the Courts of the various jurisdictions in which assets of the Companies are located;

      5.2 to incur and pay all reasonable expenses and disbursements in connection with the running, administration and management of the Companies' records and affairs and offices, and to make any other payments which are necessary and incidental to the performance of the JPLs' duties and functions;

      5.3 if appropriate, in the discretion of the JPLs, to retain or employ such further individuals, agents or companies to assist in running the affairs and business of the Companies and for the purposes of ascertaining and quantifying the assets, records and liabilities of the Companies, such employment being either in this jurisdiction or in any other jurisdiction of the world where the Companies have conducted business or entered into contracts with third parties;

      5.4 to render invoices for their own remuneration at their usual and customary rates (and this shall include all costs charges and expenses of all attorneys, managers, accountants, auctioneers, brokers or other person that the JPLs may employ) and to pay same;

      5.5 to be able to see, review, secure, take possession of and copy the claims and financial records of the Companies that are located in the offices of the shareholders of the Companies, any company affiliated with the Companies or any other person;

      5.6 to continue to operate the existing bank accounts of the Companies and to open and operate new bank accounts in the name of the JPLs or the Companies as may be necessary (whether within or outside the jurisdiction) and to pay monies into such accounts and authorise payment from such accounts;

      5.7 to investigate the affairs of the Companies and obtain such information so far as it is necessary to locate, protect, secure, take possession of, collect and get in the assets of the Companies, including but not limited to securing the shares in and controlling the subsidiaries of the Companies, and to determine liabilities or to further a scheme of arrangement;

      5.8 to do all such things as may be necessary or expedient for the protection of the Companies' property or assets, including but not limited to borrowing funds and securing such borrowing on the assets of the Companies selling or otherwise disposing of the property of the Companies by public auction or private treaty;

      5.9 to enter into settlements or arrangements with any creditors and/or any debtors of the Companies, subject to paragraph 12 below;

      5.10  to employ, and dismiss any employees of the Companies;

      5.11 to discharge rent, salaries of any employees of the Companies and other current expenses of the Companies;

      5.12 to grant or accept a surrender of a lease or tenancy of any of the property of the Companies and to take a lease or tenancy of .any property required or convenient for the business of the Companies;

      5.13 to terminate, complete or effect any contracts or transactions relating to the business of the Companies;

      5.14 to effect insurance in connection with the management and maintenance of the business, property and assets of the Companies;

      5.15 to do all acts and to execute in the name and on behalf of the Companies all deeds receipts or other documents and for that purpose using when necessary the Companies seal;

      5.16 to rank and claim in the bankruptcy, liquidation, scheme of arrangement or insolvency of any person (including but not limited to any body corporate) indebted to the Companies and to receive dividends, and to accede to trust deeds for the creditors of any such person;

      5.17  to change the situation of the Companies' registered office;

      5.18 to carry on the business of the Companies to extent necessary to effect the orderly winding up and/or sale of the business in the interests of the general body of creditors;

      5.19 to retain and employ attorneys in Bermuda and other jurisdictions as they see fit for the purpose of advising and assisting the JPLs in the execution of their powers or in any legal or arbitration proceedings and such servants, employees and agents as they may consider necessary (whether within or outside the jurisdiction) with regard to the execution of their powers and they shall in their discretion be able to determine the quantum of remuneration to be paid to such attorneys, servants, employees and agents as aforesaid, and to pay same subject to having same taxed in accordance with paragraph 10 of this order;

      5.20 to consider any legal or arbitration proceedings wherever situate in which the Companies are a party and to give all instructions in connection therewith and take such action as may be thought necessary to continue to prosecute or to defend such proceedings or to apply for a stay of such proceedings;

      5.21 to consider and if thought .advisable to commence such actions as may be necessary in Bermuda or elsewhere to protect, recover or obtain assets and or monies belonging or due to the Companies and to commence all other proceedings outside Bermuda as may be necessary to have their appointment recognised and to protect the assets of the Companies in particular but not limited to applications in the United Kingdom under the provisions of section 426 of the Insolvency Act 1986 and in the United States of America under the provisions of section 304 of the U.S. Bankruptcy Code;

      5.22 to negotiate and agree the terms of a protocol or other arrangement with the courts of any other jurisdiction which may have an interest in the Companies or one or more of the Companies' affiliates or subsidiaries for the purpose of ensuring the orderly conduct of the liquidation of the Companies and its affiliates and/or subsidiary companies worldwide;

      5.23 to establish an informal committee of the secured contingent creditors of the Companies ("the Informal Committee") to consult with the JPLs on the administration of the Companies' businesses and of the Companies' subsidiaries, at intervals to be agreed between the JPLs and the Informal Committee;

      5.24 to move, on behalf of the Companies, that the Companies be wound up by the Court under the provisions of the Companies Act 1981 at such time as the petitions in these proceedings are heard;

      5.25  to do all things incidental to the exercise of the foregoing powers.

6. The JPLs may bring or defend, or intervene in the name of the Companies in, any action of other legal proceeding which relate to the said property or assets to which the Companies are or appear to be entitled or which it is necessary to bring or defend for the purpose of effectually winding up the Companies and recovering its property as aforesaid as provided by section 174 of the Companies Act 1981.

7. The JPLs shall be entitled to see, review, secure, take possession of and copy any books, papers, writings, documents and records relating to the accounts and audit of the Companies' accounts that are located in the offices of its auditors or any other person both in this jurisdiction and in any other jurisdiction.

8. No disposition of the Companies' property by or with the authority of the JPLs in either case in the carrying out of their duties and functions and the exercise of their powers under this Order shall be avoided by virtue of the provisions of Section 166(1) of the Companies Act 1981.

9. The JPLs shall give such security, if any, which may be required by the Registrar of Companies.

10. The JPLs shall be a liberty to submit to the Registrar of the Supreme Court of Bermuda bills of costs for taxation for all costs charges and expenses of those persons or firms employed by them and that such taxation shall be on an attorney-and-own-client basis with respect to the costs charges and expenses of attorneys and on an equivalent basis for all managers, accountants, auctioneers or other persons.

11. The costs charges and expenses of all persons retained or employed by the JPLs together with the costs charges and expenses of the JPLs and all other costs and expenses properly incurred in the course of the Provisional Liquidations of the Companies shall be paid out of the assets of the Companies.

12. The JPLs shall not have the power to make any distributions to creditors or shareholders of the Companies before the earlier of

      12.1. the effective date of the plan of reorganisation under Chapter 11 of the US Bankruptcy Code in respect of Trenwick America Corporation (a member of the Trenwick Group Ltd group of companies), which was confirmed by order of the US Bankruptcy Court dated October 27th, 2004, or

      12.2. 30 June 2005.

13. The costs of this application shall be paid out of the assets of the Companies on an attorney and own client basis.

Dated this 19th day of November 2004

                                                 /s/   [GRAPHIC OMITTED]
                                                 ----------------------------
                                                                CHIEF JUSTICE


                         IN THE SUPREME COURT OF BERMUDA
                             COMPANIES (WINDING-UP)
                         Case Nos.: 339 and 340 of 2003


                 IN THE MATTER OF TRENWICK GROUP LTD.
                 AND IN THE MATTER OF LASALLE RE HOLDINGSLIMITED
                 AND IN THE MATTER OF THE COMPANIES ACT1981

                 -----------------------------------------------

                                      ORDER

                 -----------------------------------------------


                    [GRAPHIC OMITTED]       [GRAPHIC OMITTED]

                          Atttide-Stirling & Woloniecki
                                 Crawford House
                                 50 Cedar Avenue
                                  Hamilton HM11
                 Attorneys to the Joint Provisional Liquidators

         Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Series A Preferred Shares and any other required documents should be sent or delivered by each shareholder of LaSalle Re Holdings Limited or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        The Depositary for the Offer is:


                                 Computershare

           By Mail                  By Facsimile Transmission       By Hand or Overnight Courier
           -------                  -------------------------       ----------------------------

 Computershare Trust Company     For Eligible Institutions Only     Computershare Trust Company
         of New York                     (212) 701-7636                     of New York
     Wall Street Station                                                 Wall Street Plaza
        P.O. Box 1010                 For Confirmation Only          88 Pine Street, 19th Floor
   New York, NY 10268-1010               (212) 701-7600                  New York, NY 10005


         Questions and requests for assistance may be directed to the Information Agent at the address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at the expense of LaSalle Cover Company, LLC. You also may contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                     The Information Agent for the Offer is:

                   Georgeson Shareholder Communications, Inc.
                           17 State Street, 10th Floor
                               New York, NY 10004
                   Shareholders Call Toll-Free: (866) 295-8105
                      Banks and Brokers Call (212) 440-9800